Exhibit 2

PARTICIPANTS

The Participants are anticipated to be, or may be deemed to be, participants in a solicitation of proxies from the stockholders of Campus Crest Communities, Inc. (the "Company") (the “Proxy Solicitation”).

The Participants include: (i) Clinton Group, Inc. (“CGI”), (ii) Clinton Relational Opportunity Master Fund, L.P. (“CREL”), (iii) Clinton Relational Opportunity, LLC (“CRO”), (iv) George E. Hall (“Mr. Hall” and together with CGI, CREL and CRO, “Clinton”) (v) Scott R. Arnold, (vi) Randall H. Brown, (vii) William A. Finelli and (viii) Raymond Mikulich.

BENEFICIAL OWNERSHIP OF SHARES:

As of the close of business on November 11, 2014, Clinton beneficially owned an aggregate of 518,632 shares of common stock, par value $0.01 per share, of the Company (the "Common Stock"), as follows: (a) 239,666 shares of Common Stock are beneficially owned by CREL (which includes the 375 shares of Common Stock held in record name); (b) 239,666 shares of Common Stock may be deemed to be beneficially owned by CRO by virtue of an investment management agreement with CREL; (c) 239,116 shares of Common Stock are held in a mutual fund portfolio with whom CGI has a sub-advisory agreement (“CASF”); (d) 39,850 shares of Common Stock are held by a mutual fund portfolio with whom CGI has a sub-advisory agreement (“WKCAX”); (e) 518,632 shares of Common Stock may be deemed to be beneficially owned by CGI, by virtue of (i) an investment management agreement with CREL and (ii) its relationship as sub-advisor to each of CASF and WKCAX and (f) 518,632 shares of Common Stock may be deemed to be beneficially owned by Mr. Hall by virtue of his direct and indirect control of CREL and CGI.

Raymond Mikulich beneficially owns 15,000 shares of Common Stock. Randall H. Brown, together with his wife, Angela J. Brown, beneficially owns 1,225 shares of Common Stock.

The Participants may be deemed to have formed a "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934. Collectively, the group (and each member thereof) may be deemed to have beneficial ownership of a combined 534,857 shares of Common Stock.